EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of January 8, 1999, between LeaseTrend, Inc., an Ohio corporation with its principal office in Hamilton County, Ohio, at 4700 Duke Drive, Suite 145, Mason, Ohio 45040 ("LeaseTrend"), and LTI Acquisition Corp., a Delaware corporation with its principal office in Montgomery County, Maryland, at 7475 Wisconsin Avenue, Suite 600, Bethesda, Maryland 20814-9569 ("Newco"). LeaseTrend and Newco are hereinafter collectively referred to as the "Constituent Corporations."

     WHEREAS, LeaseTrend is a corporation duly organized and existing under the laws of the State of Ohio and has an authorized capital stock of 1500 shares of common stock, no par value ("LeaseTrend Stock"), of which 849 shares are issued and outstanding.

     WHEREAS Newco is a corporation duly organized and existing under the laws of the State of Delaware; has an authorized capital stock of 1000 shares of common stock, $1 par value ("Newco Stock"), of which 100 shares are issued and outstanding; and is a wholly-owned subsidiary of Realty Information Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("RIG").

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and their shareholders that LeaseTrend be merged with and into Newco, which shall be the surviving corporation, as authorized by the statutes of the States of Delaware and Ohio, and that such merger be consummated pursuant to the terms and conditions hereinafter set forth, and each such Board has duly approved this Agreement and Plan of Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms of the merger (the "Merger") provided by this Merger Agreement, the mode of carrying the Merger into effect and such other details as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval or adoption of this Merger Agreement by the requisite vote of the


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shareholders  of each  Constituent  Corporation,  and subject to the  conditions hereinafter set forth, as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined below), LeaseTrend shall be merged into Newco. As a result of the Merger, the separate corporate existence of LeaseTrend (the "Merging Corporation") shall cease and Newco shall continue as the surviving corporation of the Merger, having its principal office at 4700 Duke Drive, Suite 145, Mason, Ohio 45040 (the "Surviving Corporation"). At the Effective Time, the Surviving Corporation shall change its name to "LeaseTrend, Inc."

     SECTION 1.02. Effective Time. As soon as reasonably possible following the approval, adoption, certification, execution, acknowledgment, and delivery of the Merger Agreement by each of the parties hereto, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of Delaware and with the Secretary of State of Ohio. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware and the Secretary of State of Ohio (the date and time of such filing being the "Effective Time").

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law and Ohio General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of LeaseTrend and Newco shall vest in the Surviving Corporation, and all the debts, liabilities and duties of LeaseTrend and Newco shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation hereby consents to be sued and served with process in the state of Ohio and the irrevocable appointment of the Secretary of State of the state of Ohio as its agent to accept service of process in any proceeding in the state of Ohio to enforce against the Surviving Corporation any obligation of the Merging Corporation or to enforce the rights of a dissenting shareholder of the Merging Corporation.


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     SECTION 1.04. Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided that the Certificate of Incorporation shall be deemed amended to change the name of the Surviving Corporation to LeaseTrend, Inc., and
Article I of the Certificate of Incorporation shall be deemed amended to read as follows:

                                   ARTICLE ONE

                THE NAME OF THE CORPORATION IS: LEASETREND, INC.

At the Effective Time, the By-laws of Newco as in effect immediately prior to the effective Time, shall be the By-Laws of the Surviving Corporation.

     SECTION 1.05. Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     SECTION 1.06. Qualification in the State of Ohio. The Surviving Corporation desires to transact business in the state of Ohio, and has appointed CT Corporation System, 441 Vine Street, Cincinnati, OH, 45202 as its statutory agent with respect to service of process, notice, or demand in such state.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action of the part of LeaseTrend, Newco, or the holder of any of the following securities:

          (a) All shares of LeaseTrend Common Stock issued and outstanding immediately prior to the Effective Time, excluding any treasury shares held by LeaseTrend, shall be converted, on a pro rata basis, into the right to receive, in aggregate, five hundred sixty six thousand six hundred sixty seven


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(566,667) shares of fully paid,  nonassessable shares of common Stock, par value
$0.01 per share, of RIG ("RIG Common Stock") plus a cash payment of $4,500,000 (collectively, the "Merger Consideration"). On a per share basis, each share of LeaseTrend Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury shares held by LeaseTrend, shall be converted into the right to receive 667.688 shares (the "Common Stock Exchange Ratio") of RIG Common Stock (such Common Stock Exchange Ratio being determined by dividing 566,667 shares of RIG Common Stock by the total number of outstanding shares of LeaseTrend Common Stock issued and outstanding immediately prior to the Effective Time) plus a cash payment of $5,302.23 (the "Boot Exchange Ratio") (such Boot Exchange Ratio being determined by dividing $4,500,000 by the total number of outstanding shares of LeaseTrend Common Stock issued and outstanding immediately prior to the Effective Time); provided that such Common Stock Exchange Ratio and Boot Exchange Ratio shall each be modified as necessary to properly effectuate aggregate conversion into the Merger Consideration as set forth in this Section.

          (b) All shares of LeaseTrend Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such LeaseTrend Stock shall thereafter represent the right to receive the pro rata share of the Merger Consideration. The holders of such certificates previously evidencing such shares of LeaseTrend Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of LeaseTrend Common Stock, except as otherwise provided herein or by law. Such certificates previously evidencing shares of LeaseTrend Common Stock shall be exchanged for certificates evidencing shares of RIG Common Stock issued in consideration therefor in accordance with the allocation procedures of this Section 2.01 and upon the surrender of such certificates in accordance with the provisions of
Section 2.02.

          (c) Each share of LeaseTrend Common Stock held in the treasury of LeaseTrend, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     SECTION 2.02. Exchange of Certificates; No Further Rights in LeaseTrend Common Stock

          (a) In exchange for the delivery of certificates for LeaseTrend Common Stock, each former shareholder of LeaseTrend will receive (i) certificates


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evidencing the number of shares of RIG Common Stock delivered in accordance with
Section 2.01 and (ii) a cash payment calculated in accordance with Section 2.01.

          (b) All RIG Common Stock issued and cash payments made upon conversion of LeaseTrend Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such LeaseTrend Common Stock.

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of LeaseTrend shall be closed and there shall be no further registration of transfers of shares of LeaseTrend Common Stock thereafter on the records of LeaseTrend. On or after the Effective Time, any certificates presented for any reason shall be converted into a right to receive the pro rata share of the Merger Consideration.

                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS

          (a) For the convenience of the parties, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

          (b) It is the intention of the parties that the laws of the State of Delaware, without regard to the conflict of law provisions thereof, govern the enforceability and validity of this Merger Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

          (c) Nothing in this Merger Agreement shall be deemed to affect any contractual rights or obligations existing between and among Realty Information Group, Inc., and the shareholders of LeaseTrend, including without limitation any such rights or obligations relating to the Merger Consideration.

          (d) To the extent permitted by applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that any such amendment must be in writing and signed by the parties hereto in a manner permissible under the terms of this Merger Agreement.


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     IN WITNESS WHEREOF,  LeaseTrend and Newco have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                  LEASETREND, INC.

                                                  By: /s/ Fred A. Heitzman, III
                                                     ---------------------------
                                                  Name: Fred A. Heitzman, III
                                                  Title:   President

                                                  LTI Acquisition Corp.

                                                  By: /s/ Andrew C. Florance
                                                     ---------------------------
                                                  Name:    Andrew C. Florance
                                                  Title:   President